Exhibit 99.1

MetaWorks Signs Agreement to Acquire the Assets of UtopiaVR

Fairfield, CA. June 20, 2023 – MetaWorks Platforms, Inc. (“MetaWorks” or the “Company”), (CSE: MWRK and OTCQB: MWRK), an award-winning Web3 company that owns and operates platforms in the entertainment & technology space, is pleased to announce that it has signed a definitive agreement (the “Agreement”) to acquire the assets of Apex VR Holdings, Inc., the owner of the UtopiaVR.com metaverse platform (the “Acquisition”).

Under the terms of the Agreement, MetaWorks will acquire the assets of UtopiaVR, including its Web3 business metaverse technology platform and domain portfolio, including UtopiaVR.com. The Acquisition also includes patent pending IP technology relating to metaverse haptics that will hold potential for future development and licensing opportunities.

Consideration for the Acquisition includes: (i) the issuance of 7,000,000 shares of common stock of the Company (each, a “Share”); (ii) the issuance of a convertible promissory note in the principal amount of US$700,000, which note matures on the first anniversary of the date of issuance and is convertible into Shares after the date that is six (6) months after the date of issuance at a conversion price of US$0.10 per Share; and (iii) the issuance of a convertible promissory note in the principal amount of US$154,250, which matures on December 15, 2023 and is convertible into Shares after the date that is six (6) months after the date of issuance at a conversion price of US$0.10 per Share.

None of the securities proposed to be issued in connection with the Acquisition will be registered under the United States Securities Act of 1933, as amended, and no such securities may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About MetaWorks Platforms, Inc.

MetaWorks Platforms, Inc. (CSE: MWRK and OTCQB: MWRK) is an award-winning Web3 company that owns and operates blockchain platforms in the entertainment technology space that empower Fortune 5000 brands to create and monetize content for their communities empowering their transition to Web3. MetaWorks Platforms owns and operates movie distribution platform Vuele.io and MusicFX.io, its fan engagement platform that creates deeper connections between fans and artists using Web3 technologies.

For more information on MetaWorks, please visit us at www.metaworksplatforms.io. For additional investor info, visit www.metaworksplatforms.io or www.sedar.com, and www.sec.gov, searching MWRK.

Media Contact

Arian Hopkins

arian.hopkins@metaworksplatforms.io

Company Contact

Scott Gallagher, President

scott@metaworksplatforms.io